UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2023
Cousins Properties Incorporated
(Exact name of registrant as specified in its charter)
Georgia 001-11312 58-0869052
(State or other jurisdiction of incorporation) (Commission File Number) (IRS Employer Identification Number)

3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (404) 407-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value per share	CUZ	New York Stock Exchange	("NYSE")

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the securities Act of 1933 (§230.405 of this chapter) or Rule 12b-12 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.
As disclosed in a form 8-K filed with the Securities and Exchange Commission dated March 15, 2023, Cousins Properties Incorporated (“Cousins”) has a lease with SVB Financial Group ("SVB Financial") at its Hayden Ferry I property in Phoenix, Arizona for approximately 205,000 square feet. On March 27, 2023, First Citizen's BancShares, Inc. ("FCB") announced it had purchased SVB Financial’s subsidiary, Silicon Valley Bank, the primary user of the leased space. SVB Financial is current on its financial obligations under the lease through June 2023. However, we have concluded, based on recent information received, that a lease rejection from SVB Financial is now likely and collection of rents under the terms of the existing lease is no longer probable. We have also concluded that FCB is unlikely to execute a new lease for any portion of the currently leased space. Upon a rejection of the lease, we will file a proof of our unsecured claim in the SVB Financial bankruptcy case, reflecting our estimate of allowed damages of approximately $8.8 million. The amount and timing of recovery against this claim is not yet known.

As a result of the anticipated lease rejection, we are writing-off approximately $1.6 million of net assets associated with the SVB Financial lease, primarily related to recognizing rent on a straight-line basis in accordance with generally accepted accounting principles (“GAAP”). This write-off impacts both Net Income and Funds From Operations (“FFO”). In addition, we are writing-off depreciable fixed assets associated with the lease of approximately $3.4 million. This write-off impacts only Net Income.

We intend to use this opportunity to reposition our Hayden Ferry I property, removing it from operations for significant redevelopment. As such, in accordance with GAAP, upon termination of the SVB Financial lease we expect to capitalize operating expenses and interest expense as well as cease depreciation on a pro rata basis until the property reaches 90% occupancy or one year after redevelopment activity is substantially complete. We anticipate the net impact of these items, along with lost property revenues, to reduce Net Income by approximately $600,000 and to reduce FFO by approximately $1.4 million for full year 2023.

In total, we anticipate the negative impact of the Hayden Ferry I asset write-off and the associated lost property revenues, expense capitalization and cessation of depreciation to be approximately $5.6 million of Net Income and approximately $3.0 million of FFO for full year 2023 based on an effective termination date of June 30, 2023. Actual results may vary based on final decisions from SVB Financial and FCB and on recovery against our claim in the SVB Financial bankruptcy case.

We have also recently signed a 102,000 square feet lease with a large publicly-traded technology firm at our Domain 8 office property in Austin, Texas. This firm is taking all the space previously leased to Meta, which is completing its consolidation into the nearby Cousins developed and owned Domain 12 office property. Meta’s lease at Domain 8 was not scheduled to expire until October 2025, and it has paid us an early termination fee that will be recognized during the second quarter. The new lease is effective June 1, 2023 and expires June 2027. The technology firm is taking the space “as is” and plans to occupy it as quickly as possible.

We anticipate the positive impact of the Domain 8 termination fee, net of straight-line rent receivables, and an increase in rent from the new lease to be approximately $3.0 million of FFO for full year 2023. In addition, we are accelerating depreciation of leasing cost assets specific to the Meta lease of approximately $1.6 million, resulting in an increase to Net Income of $1.4 million for full year 2023.

Incorporating the financial impact at both Hayden Ferry I and Domain 8 into our earnings guidance, we are decreasing our full year 2023 Net Income range to $0.53 - $0.63 per share from $0.56 - $0.66 per share and maintaining our full year 2023 FFO range of $2.55 - $2.65 per share. This guidance does not include any projected recovery of our unsecured creditor's claim in the SVB Financial bankruptcy case.

This guidance reflects management’s current plans and assumptions as of the date of this report and is subject to the risks and uncertainties more fully described in our Securities and Exchange Commission filings. Actual results could differ materially from this guidance.

Item 9.01. Financial Statements and Exhibits.
    (a)    Exhibits

Exhibit Number        Exhibit Description

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2023

COUSINS PROPERTIES INCORPORATED

By:	/s/ Pamela F. Roper
Pamela F. Roper
Executive Vice President, General Counsel, and Corporate Secretary